As filed with the Securities and Exchange Commission on February 13, 2026
Registration No. 333 - __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________________
THE SCOTTS MIRACLE-GRO COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1414921 (I.R.S. Employer Identification No.)
14111 Scottslawn Road
Marysville, Ohio 43041
(Address of Principal Executive Offices)
____________________________________________
THE SCOTTS MIRACLE-GRO COMPANY LONG-TERM INCENTIVE PLAN
(Full title of the plan)
____________________________________________

Dimiter Todorov, Esq. Executive Vice President, Chief Legal Officer & Corporate Secretary The Scotts Miracle-Gro Company 14111 Scottslawn Road Marysville, Ohio 43041 (937) 644-0011	Copy to: Adam L. Miller, Esq. Vorys, Sater, Seymour and Pease LLP 52 E Gay St. Columbus, Ohio 43215 (614) 464-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
    Large accelerated filer    ☒            Accelerated filer            ☐
    Non-accelerated filer    ☐            Smaller reporting company    ☐
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 26, 2026, at the 2026 Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Registrant”), the Registrant's shareholders approved an amendment and restatement of The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “Plan”), which is the sixth amendment and restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan. Among other things, the Plan increases the maximum number of common shares, without par value, of the Registrant (the “Common Shares”) available for grant to participants under the Plan by 2,750,000 Common Shares.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) in order to register under the Securities Act of 1933, as amended (the “Securities Act”), the additional 2,750,000 Common Shares authorized for issuance under the Plan. Certain Common Shares that were previously authorized for issuance under the Plan had not been awarded and remained available for issuance under the Plan as of January 26, 2026 (the “Carryover Shares”). The Carryover Shares were previously registered under the Registrant's Registration Statements on Form S-8 (Registration Nos. 333-262303, 333-269360 and 333-276673 filed on January 24, 2022, January 23, 2023 and January 24, 2024, respectively). Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements on Form S-8 (Registration Nos. 333-131466, 333-186187, 333-215774, 333-262303, 333-269360 and 333-276673) relating to the Plan are, as modified hereby, incorporated by reference.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” into this Registration Statement information that the Registrant files with the Commission. This means that the Registrant may disclose important information to you by referring you to those documents. The information incorporated by reference is considered a part of this Registration Statement. The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and made a part hereof:

•the Annual Report on Form 10-K of the Registrant for the fiscal year ended September 30, 2025, filed with the Commission on November 25, 2025;

•the Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended December 27, 2025 filed with the Commission on February 4, 2026;

•the Current Reports on Form 8-K filed by the Registrant with the Commission on November 12, 2025, November 24, 2025, January 28, 2026 and January 29, 2026;

•the description of the Common Shares contained in Exhibit 4.6 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended September 30, 2025, filed with the Commission on November 25, 2025, together with any subsequent amendments or reports filed with the Commission for the purpose of updating such description; and

•the definitive proxy statement on Schedule 14A filed by the Registrant with respect to its 2026 annual meeting of shareholders filed on December 17, 2025 (but only to the extent that any sections of the proxy statement are incorporated into our Annual Report on Form 10-K for the year ended September 30, 2025).

All documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission in accordance with the Commission’s rules, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Shares registered hereby have been passed upon for the Registrant by Dimiter Todorov, Executive Vice President, Chief Legal Officer & Corporate Secretary of the Registrant. Mr. Todorov owns, and/or has options to acquire pursuant to the Registrant’s employee benefit plans, an aggregate of less than 1% of the outstanding Common Shares of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The Articles of Incorporation of the Registrant do not address indemnification.

Article Five of the Code of Regulations of the Registrant requires the corporation to indemnify its directors and officers, or any person serving at the request of the corporation as a director, officer or manager of another entity, to the fullest extent permitted under the Ohio General Corporation Law (“OGCL”), provided that the corporation shall not make such indemnification if a determination is made that the director or officer did not meet the applicable standard of conduct.

Article Five of the Code of Regulations of the Registrant also permits the corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit or self-insurance, for or on behalf of any person who is or was a director or officer of the corporation, or is serving at the request of the corporation as a director or officer of another entity, whether or not the corporation would have the obligation or power to indemnify such person against such liability under Article Five of the Code of Regulations.

Section 1701.13(E) of the OGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer or serving at the request of the corporation as a director or officer of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the suit, action or proceeding if (i) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (a) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (b) the only liability asserted against a director in a proceeding relates to the director’s approval of an impermissible dividend, distribution, redemption or loan. The OGCL further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The OGCL also permits corporations to purchase and maintain insurance on behalf of any director or officer against any liability asserted against such director or officer and incurred by such director or officer in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against such liability under the OGCL.

Section 20.19 of the Plan provides for indemnification of individuals who are or who have been members of the Registrant’s Board of Directors (the “Board”), or a committee appointed or designated by the Board to administer the Plan (the “Committee”). Section 20.19 provides as follows:

Subject to requirements of Ohio law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Code of

Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index, which immediately precedes the exhibits and is incorporated by reference herein.

Item 9.  Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(l)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; signatures on following page.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on the 13th day of February, 2026.

THE SCOTTS MIRACLE-GRO COMPANY

By: /s/ JAMES HAGEDORN
James Hagedorn
Chairman of the Board & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James Hagedorn, Mark J. Scheiwer and Dimiter Todorov and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in his or her name and on his or her behalf in the capacities indicated below, and to execute any and all instruments for him or her and in his or her name in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for him or her in his or her name in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission; and he or she does hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES HAGEDORN	Chairman of the Board & Chief Executive Officer	February 13, 2026
James Hagedorn	(Principal Executive Officer)

/s/ MARK J. SCHEIWER	Executive Vice President, Chief Financial Officer & Chief Accounting Officer	February 13, 2026
Mark J. Scheiwer	(Principal Financial Officer and Principal Accounting Officer)

/s/ EDITH AVILÉS	Director	February 13, 2026
Edith Avilés

/s/ ROBERTO CANDELINO	Director	February 13, 2026
Roberto Candelino

/s/ DAVID C. EVANS	Director	February 13, 2026
David C. Evans

/s/ ADAM HANFT	Director	February 13, 2026
Adam Hanft

/s/ STEPHEN L. JOHNSON	Director	February 13, 2026
Stephen L. Johnson

/s/ MARK D. KINGDON	Director	February 13, 2026
Mark D. Kingdon

/s/ KATHERINE HAGEDORN LITTLEFIELD	Director	February 13, 2026
Katherine Hagedorn Littlefield

/s/ NICK MIARITIS	Director	February 13, 2026
Nick Miaritis

/s/ A. SCOTT MILLER	Director	February 13, 2026
A. Scott Miller

/s/ BRIAN E. SANDOVAL	Director	February 13, 2026
Brian E. Sandoval

/s/ PETER E. SHUMLIN	Director	February 13, 2026
Peter E. Shumlin

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Initial Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on November 22, 2004, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8‑K of The Scotts Miracle-Gro Company (the “Registrant”) filed on March 24, 2005

4.2
Certificate of Amendment by Shareholders to Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on March 18, 2005, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8‑K filed on March 24, 2005

4.3	Code of Regulations of The Scotts Miracle-Gro Company, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8‑K filed on March 24, 2005
5.1	Opinion of Chief Legal Officer of the Company
10.1	The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended and restated on January 26, 2026
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Chief Legal Officer of the Company (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages of Registration Statement)
107	Calculation of Filing Fee Tables